Exhibit 99.2

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Heritage Commerce Corp, a California Corporation (“HCC”), as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed the date hereof (the “Registration Statement”) relating to the proposed merger of Focus Business Bank, a California chartered bank, with and into Heritage Bank of Commerce, a California chartered bank and wholly-owned subsidiary of HCC, and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated: June 9, 2015
New York, New York